UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2022

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EBET, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	001-40334	85-3201309
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

197 E. California Ave Ste 302, Las Vegas, NV 89104

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (888) 411-2726

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.        ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	EBET	The NASDAQ Stock Market LLC

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 29, 2021, EBET, Inc. (the “Company”) entered a credit agreement (the “Credit Agreement”) with CP BF Lending, LLC (“Lender”), pursuant to which the Lender agreed to make a single loan to the Company of $30,000,000 (the “Loan”). The Loan required the Company to maintain a minimum balance of $5.0 million in the account utilized to collect the revenues from the Company’s i-gaming business. On September 2, 2022, the Lender provided the Company with a limited waiver allowing the foregoing minimum balance to be reduced to $4.0 million until September 30, 2022, in exchange for a one-time payment of $151,158 to be added to the principal amount of the Loan.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2022, the Company entered into an employment agreement with Mr. Matthew Lourie pursuant to which Mr. Lourie agreed to serve as interim Chief Financial Officer of the Company commencing on such date. The agreement provides for a monthly salary of $16,000. Mr. Lourie may receive a cash bonus of $20,000 and a restricted stock unit grant for 20,000 shares of Company common stock upon a successful transition of services to a full time Chief Financial Officer, provided that the final determination on the amount of the bonus and grant, if any, will be made by the Compensation Committee of the Board of Directors, based on criteria established by the Compensation Committee. Pursuant to the agreement, Mr. Lourie will receive a restricted stock unit award for 45,000 shares of Company common stock, which shall vest in six equal monthly installments, provided Mr. Lourie is employed on each such vesting date. The Company may terminate the agreement at any time during the term of the agreement on 30 days’ notice.

Mr. Lourie, age 41, previously served as the Company’s interim Chief Financial Officer from October 2020 until March 2021. Mr. Lourie has extensive management, accounting and financial experience. Mr. Lourie currently owns and operates (founded May 2017) Fresh Notion Financial Services and provides consulting and reporting services to other public and private companies. Mr. Lourie served as an audit partner of the PCAOB registered firm MaloneBailey from November 2014 through April 2017, where he oversaw audits and financial reporting of SEC registrants. In addition, he served as the Corporate Controller of a public company with over 300 locations across the country from April 2013 through October 2014. Mr. Lourie is a graduate of the University of Houston where he earned both his Bachelor of Business Administration Accounting and his Masters of Science in Accounting. Mr. Lourie is a Certified Public Accountant in Texas.

On September 8, 2022, James Purcell and the Company mutually agreed to a termination of Mr. Purcell’s employment as Chief Financial Officer. On such date, the Company and Mr. Purcell entered into a separation agreement pursuant to which Mr. Purcell received: (i) his wages and other compensation in full through the date of separation; (ii) a payment of six months of Mr. Purcell’s salary, payable in six monthly installments; and (iii) a payment of EUR 16,415 and a separation bonus of EUR 85,360, payable over a twelve month period or upon the Company completing a qualified financing prior to November 1, 2022.

On September 7, 2022, the Company terminated Jason Finch as Chief Technical Officer.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Employment Agreement between EBET, Inc. and Matthew Lourie
10.2	Separation of Employment letter between EBET, Inc. and James Purcell
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBET, INC.
Date: September 9, 2022
By: /s/ Aaron Speach
Aaron Speach
Chief Executive Officer

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